ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated August 27, 2013

UBS AG $• Buffered Return Optimization Securities with Leveraged Downside

Linked to the S&P 500® Index due on or about September 3, 2015

Investment Description

UBS AG Buffered Return Optimization Securities with Leveraged Downside (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of the S&P 500® Index (the “underlying index”). If the underlying return is positive, UBS will repay your principal amount at maturity plus pay a return equal to 1.50 times the underlying return, up to the maximum gain of 19.65%. If the underlying return is zero or negative but the percentage decline from the initial index level to the final index level is equal to or less than the 15% buffer amount, UBS will repay the full principal amount at maturity. However, if the underlying return is negative and the percentage decline from the initial index level to the final index level is greater than the 15% buffer amount, UBS will repay less than the full principal amount at maturity resulting in a loss on your investment that is equal to (i) a downside multiplier multiplied by (ii) the percentage decline in the level of the underlying index in excess of the 15% buffer amount. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose all or a significant portion of your principal amount if the percentage decline from the initial index level to the final index level is greater than 15%. The buffered downside market exposure only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Enhanced Growth Potential: At maturity, the Securities enhance any positive underlying return up to the maximum gain. If the underlying return is negative, investors may be exposed to the negative underlying return at maturity.

❑

Buffered Downside Market Exposure: If you hold the Securities to maturity and the underlying return is zero or negative, but the percentage decline from the initial index level to the final index level is equal to or less than the 15% buffer amount, UBS will repay your initial investment in the Securities. However, if the percentage decline from the initial index level to the final index level greater than the 15% buffer amount, UBS will pay you less than your initial investment, resulting in a loss that is equal to (i) a downside multiplier multiplied by (ii) the percentage decline in the underlying index in excess of the buffer amount. Accordingly, you could lose all or a substantial portion of your initial investment. The buffered downside market exposure applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of your initial investment, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	August 27, 2013
Settlement Date**	September 4, 2013
Final Valuation Date***	August 27, 2015
Maturity Date***	September 3, 2015

*	Expected. See page 4 for additional details.

**	We expect to deliver each offering of the Securities against payment on or about the fifth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to three business days before delivery of the Securities will be required, by virtue of the fact that each Security initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

***	Subject to postponement in the event of a market disruption event. See “Maturity Date” and “Final Valuation Date” under “General Terms of the Securities” in the Buffered Return Optimization Securities with Leveraged Downside product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. UBS IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY. THE SECURITIES CAN HAVE A LEVERAGED DOWNSIDE MARKET RISK GREATER THAN THE DECLINE IN THE UNDERLYING INDEX, SUBJECT TO THE BUFFER AMOUNT, WHICH CAN RESULT IN A LOSS OF ALL OR A SUBSTANTIAL PORTION OF YOUR INVESTMENT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-14 OF THE BUFFERED RETURN OPTIMIZATION SECURITIES WITH LEVERAGED DOWNSIDE PRODUCT SUPPLEMENT BEFORE PURCHASING THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

These preliminary terms relate to Buffered Return Optimization Securities with Leveraged Downside linked to the performance of the S&P 500® Index. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”. The maximum gain, the maximum payment at maturity per Security and the initial index level will each be determined on the trade date.

Underlying Index	Multiplier	Maximum Gain*	Maximum Payment at Maturity per Security*	Downside Multiplier	Initial Index Level	Buffer Amount	CUSIP	ISIN
S&P 500® Index	1.50	19.65%	$1,196.50	1.1765	[•]	15%	90271M187	US90271M1870

*	The actual maximum gain will be determined on the trade date and will not be less than the anticipated maximum gain set forth herein.

The estimated initial value of the Securities as of the trade date is expected to be between $980.00 and $995.00 for Securities linked to the S&P 500® Index. The range of the estimated initial value of the Securities was determined on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this free writing prospectus.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the Buffered Return Optimization Securities with Leveraged Downside product supplement relating to the Securities, dated February 27, 2012, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, the Buffered Return Optimization Securities with Leveraged Downside product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$1,000.00	$0.00	$1,000.00
Total	$•	$•	$•

UBS Securities LLC	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus, the index supplement and the Buffered Return Optimization Securities with Leveraged Downside product supplement if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Buffered Return Optimization Securities with Leveraged Downside dated February 27, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512082064/d307686d424b2.htm

♦	Index supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “Securities” refer to the Buffered Return Optimization Securities with Leveraged Downside that are offered hereby, unless the context otherwise requires. Also, references to the “Buffered Return Optimization Securities with Leveraged Downside product supplement” mean the UBS product supplement, dated February 27, 2012, references to the “index supplement” mean the UBS index supplement, dated January 24, 2012 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have a levered downside risk greater than the downside market risk of an investment in the underlying index or in the index constituent stocks, subject to the buffer amount.

♦	You believe the underlying index will appreciate over the term of the Securities and that the appreciation is unlikely to equal or exceed an amount equal to the maximum gain of 19.65%.

♦

You understand and accept that your potential return is limited to the maximum gain and you are willing to invest in the Securities if the maximum gain was set equal to the amount specified on the cover hereof.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

♦	You do not seek current income from your investment.

♦	You are willing to hold the Securities to maturity, a term of approximately 24 months, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to guarantee a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are not willing to make an investment that may have a levered downside risk greater than the downside market risk of an investment in the underlying index or the index constituent stocks, subject to the buffer amount.

♦

You believe that the level of the underlying index will decline during the term of the Securities and the final index level will likely decline below the initial index level by a percentage that is greater than the buffer amount, or you believe the underlying index will appreciate over the term of the Securities and that the appreciation is likely to equal or exceed an amount equal to the maximum gain.

♦

You seek an investment that has unlimited return potential without a cap on appreciation and you are unwilling to invest in the Securities if the maximum gain was set equal to the amount indicated on the cover hereof.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

♦	You seek current income from this investment.

♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 24 months, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this free writing prospectus and the more detailed “Risk Factors” beginning on PS-14 of the Buffered Return Optimization Securities with Leveraged Downside product supplement for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000.00 per Security
Term	Approximately 24 months. In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Securities remains the same.
Underlying Index	S&P 500® Index
Maximum Gain	19.65% The actual maximum gain will be set on the trade date and will not be less than the maximum gain listed herein.
Multiplier	1.50
Downside Multiplier	1.1765
Buffer Amount	15%
Payment at Maturity (per Security)

If the underlying return is positive, UBS will pay you an amount in cash per Security equal to:

$1,000.00 + [$1,000.00 × the lesser of:

(1.50 x Underlying Return) and (Maximum Gain)]

If the underlying return is zero or negative, but the percentage decline from the initial index level to the final index level is equal to or less than the buffer amount, UBS will pay you an amount in cash per Security equal to your principal amount:

$1,000.00

If the underlying return is negative and the percentage decline from the initial index level to the final index level is greater than the buffer amount, UBS will pay you an amount per Security that is less than your principal amount resulting in a loss on your investment that is equal to (i) a downside multiplier multiplied by (ii) the negative underlying return in excess of the buffer amount:

$1,000.00 + [$1,000.00 x 1.1765 x (Underlying Return + Buffer Amount)]

In this case you could lose all or a significant portion of your principal amount.

Underlying Return	Final Index Level – Initial Index Level Initial Index Level
Initial Index Level	The closing level of the underlying index on the trade date.
Final Index Level	The closing level of the underlying index on the final valuation date.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. THE SECURITIES DO NOT PAY INTEREST. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. THE BUFFERED DOWNSIDE MARKET EXPOSURE ONLY APPLIES IF YOU HOLD THE SECURITIES TO MATURITY. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF THE ISSUER WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Buffered Return Optimization Securities with Leveraged Downside product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

Risk of loss — The Securities differ from ordinary debt securities in that the issuer will not make periodic interest payments or necessarily pay the full principal amount of the Securities at maturity. UBS will only repay you the full principal amount of your Securities if the underlying return is equal to or greater than -15% and will only make such payment at maturity. If the underlying return is less than -15%, meaning the percentage decline from the initial index level to the final index level is greater than the 15% buffer amount, you will lose a significant portion of your initial investment in an amount equal to the downside multiplier multiplied by that negative underlying return in excess of the buffer amount. Accordingly, you may lose all or a significant portion of your initial investment if the percentage decline from the initial index level to the final index level is greater than 15%.

♦

Buffered downside market exposure applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying index at such time is not below the initial index level by a percentage greater than the buffer amount.

♦

The multiplier applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the Securities and the return you realize may be less than 1.50 times the underlying return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier and earn the potential maximum return from UBS only if you hold your Securities to maturity.

♦

Your potential return on the Securities is limited to the maximum gain — The return potential of the Securities is limited to the maximum gain of 19.65%. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain and your return on the Securities may be less than it would be in a hypothetical direct investment in the underlying index or in the stocks comprising the underlying index (the “index constituent stocks”).

♦	No interest — You will not receive any periodic interest payments on the Securities.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The return on the Securities is directly linked to the performance of the underlying index and indirectly linked to the value of the index constituent stocks, and the extent to which, the underlying return is positive or negative. The levels of the underlying index can rise or fall sharply due to factors specific to the index constituent stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.

♦	Fair value considerations.

♦

The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level, volatility and expected dividends on index constituent stocks, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividend rate paid on the index constituent stocks; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

Owning the Securities is not the same as owning the index constituent stocks — Owning the Securities is not the same as owning the index constituent stocks. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. There can be no assurance that the level of the underlying index will rise above the initial index level or that the percentage decline from the initial index level to the final index level will not be greater than the buffer amount. The final index level will be influenced by complex and interrelated political, economic, financial and other factors that affect the index constituent stocks. You should be willing to accept the risks of owning equities in general and the index constituent stocks in particular, and the risk of losing a significant portion of your initial investment.

♦

The underlying index reflects price return, not total return — The return on your Securities is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Securities will not include such a total return feature or dividend component.

♦

Changes affecting the underlying index could have an adverse effect on the value of the Securities. — The policies of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, the sponsor of the underlying index (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the value of the Securities.

♦

UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index, may adversely affect the performance of the underlying index and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying index or index constituent stocks, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. As UBS determines the economic terms of the Securities, including the maximum gain, buffer amount, multiplier and downside multiplier, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying index to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.00 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 9.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $1,000.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities will be set on the trade date; amounts may have been rounded for ease of analysis):

Investment Term:	Approximately 24 months
Initial Index level:	1600.00
Buffer Amount:	15%
Multiplier:	1.50
Maximum Gain:	19.65%
Downside Multiplier	1.1765
Range of Index Performance:*	50% to -70%

*	The performance range is provided for illustrative purposes only. The actual underlying return may be below -70% and you therefore may lose all or a significant portion of your investment in the Securities.

Final Index level	Underlying Return**	Payment at Maturity	Security Total Return at Maturity
2400.00	50.00%	$1,196.500	19.650%
2320.00	45.00%	$1,196.500	19.650%
2240.00	40.00%	$1,196.500	19.650%
2160.00	35.00%	$1,196.500	19.650%
2080.00	30.00%	$1,196.500	19.650%
2000.00	25.00%	$1,196.500	19.650%
1920.00	20.00%	$1,196.500	19.650%
1840.00	15.00%	$1,196.500	19.650%
1809.60	13.10%	$1,196.500	19.650%
1760.00	10.00%	$1,150.000	15.000%
1680.00	5.00%	$1,075.000	7.500%
1600.00	0.00%	$1,000.000	0.000%
1520.00	-5.00%	$1,000.000	0.000%
1440.00	-10.00%	$1,000.000	0.000%
1360.00	-15.00%	$1,000.000	0.000%
1280.00	-20.00%	$941.175	-5.883%
1200.00	-25.00%	$882.350	-11.765%
1120.00	-30.00%	$823.525	-17.648%
1040.00	-35.00%	$764.700	-23.530%
960.00	-40.00%	$705.875	-29.413%
880.00	-45.00%	$647.050	-35.295%
800.00	-50.00%	$588.225	-41.178%
720.00	-55.00%	$529.400	-47.060%
640.00	-60.00%	$470.575	-52.943%
560.00	-65.00%	$411.750	-58.825%
480.00	-70.00%	$352.925	-64.708%

**	The underlying return excludes any cash dividend payments

Example 1 — On the final valuation date, the underlying index closes 5% above the initial index level. Since the underlying return is positive and when multiplied by the multiplier is less than the maximum gain, UBS will pay you 1.50 × the underlying return, or a 7.50% total return, and the payment at maturity per $1,000.00 principal amount of the Securities will be calculated as follows:

$1,000.00 + ($1,000.00 × 1.50 × 5%) = $1,000.00 + $75.00 = $1,075.00

Example 2 — On the final valuation date, the underlying index closes 35% above the initial index level. Since 1.50 × the underlying return of 35% is more than the maximum gain of 19.65%, UBS will pay you the principal amount plus a return equal to the maximum gain of 19.65%, and the payment at maturity is equal to $1,196.50 per Security.

Example 3 — On the final valuation date, the underlying index closes 5% below the initial index level. Since the underlying return is negative but the 5% decline from the initial index level to the final index level is less than the 15% buffer amount, UBS will repay the full principal amount and the payment at maturity is equal to $1,000.00 per Security.

Example 4 — On the final valuation date, the underlying index closes 45% below the initial index level. Since the underlying return is negative and the 45% decline from the initial index level to the final index level is greater than the 15% buffer amount by 30%, UBS will pay you less than the full principal amount and the payment at maturity per Security is as follows:

$1,000.00 + ($1,000.00 × 1.1765 × -30%) = $1,000.00 - $352.95 = $647.05

Accordingly, if the underlying return is less than -15%, meaning the percentage decline from the initial index level to the final index level is greater than 15%, UBS will pay you less than the full principal amount resulting in a loss on your investment that is equal to the downside multiplier multiplied by the negative underlying return in excess of the buffer amount. You may lose all or a significant portion of your principal.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-34 of the Buffered Return Optimization Securities with Leveraged Downside product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying index. If your Securities are so treated, you should generally recognize long-term capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-35 of the product supplement, and that the timing and character of the income or loss on your Securities could be materially and adversely affected.

The Internal Revenue Service, for example, might assert that you should be required to recognize taxable gain on any rebalancing, replacement, or rollover of the underlying index.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-34 of the Buffered Return Optimization Securities with Leveraged Downside product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-United States Holders. If you are not a United States holder, subject to Section 871(m) and “FATCA” (discussed below) you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing a fully completed and duly executed applicable Internal Revenue Service Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued Internal Revenue Service Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisers about the application of FATCA, in particular, if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax adviser regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

S&P 500® Index

We have derived all information contained in this free writing prospectus regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”). Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the S&P 500® Index. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

S&P has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P without regard to the Securities.

The S&P 500® Index is published by S&P. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the number of companies included in each group as of June 28, 2013 indicated below: Consumer Discretionary (83); Consumer Staples (40); Energy (43); Financials (81); Health Care (54); Industrials (61); Information Technology (70); Materials (31); Telecommunications Services (7); and Utilities (31).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the S&P 500® Index. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the underlying index, based on daily closing levels, as reported by Bloomberg Professional service (“Bloomberg”), without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing level of the underlying index on August 26, 2013 was 1,656.78. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2009		3/31/2009		934.70	676.53	797.87
4/1/2009		6/30/2009		946.21	811.08	919.32
7/1/2009		9/30/2009		1071.66	879.13	1057.08
10/1/2009		12/31/2009		1127.78	1025.21	1115.10
1/4/2010		3/31/2010		1174.17	1056.74	1169.43
4/1/2010		6/30/2010		1217.28	1030.71	1030.71
7/1/2010		9/30/2010		1148.67	1022.58	1141.20
10/1/2010		12/31/2010		1259.78	1137.03	1257.64
1/3/2011		3/31/2011		1343.01	1256.88	1325.83
4/1/2011		6/30/2011		1363.61	1265.42	1320.64
7/1/2011		9/30/2011		1353.22	1119.46	1131.42
10/3/2011		12/30/2011		1285.09	1099.23	1257.60
1/3/2012		3/30/2012		1416.51	1277.06	1408.47
4/2/2012		6/30/2012		1419.04	1278.04	1362.16
7/2/2012		9/28/2012		1465.77	1334.76	1440.67
10/1/2012		12/31/2012		1461.40	1353.33	1426.19
1/2/2013		3/28/2013		1569.19	1457.15	1569.19
4/1/2013		6/28/2013		1669.16	1541.61	1606.28
7/1/2013	*	8/26/2013	*	1709.67	1614.08	1656.78

*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through August 26, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of the underlying index from January 3, 2000 through August 26, 2013, based on information from Bloomberg. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this free writing prospectus.